Exhibit 10.23

SOTHEBY’S
STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
(As Amended And Restated Effective May 7, 2015)
1.Adoption; Term. On February 26, 2015, the Board of Directors (the “Board”) of Sotheby’s, a Delaware corporation (the “Company”) approved this amendment and restatement of the Sotheby’s Stock Compensation Plan for Non-Employee Directors (formerly known as the Sotheby’s 1998 Stock Compensation Plan for Non-Employee Directors) ( as last amended on May 6, 2010, the “Plan”) and recommended that the stockholders of the Company approve the Plan at the Company’s 2015 Annual Meeting of Stockholders. Assuming that stockholder approval occurs, the effective date of the Plan will be May 7, 2015. Unless terminated earlier as provided below, the Plan will expire ten (10) years after the effective date.
2.Purpose of the Plan. The purpose of the Plan is to promote the long term growth and success of the Company by attracting, motivating and retaining non-employee directors (“Eligible Directors”) of outstanding ability and to promote a greater identity of interest between the Company’s Eligible Directors and its stockholders. The Plan covers stock compensation only and does not include other amounts receivable by Eligible Directors, such as annual cash compensation, committee-related fees, and reimbursement of expenses.
3.Administration. The Plan requires no discretionary action by any administrative body with regard to any transaction under the Plan. However, if administrative issues arise, the Board will resolve them. In its sole discretion, the Board may delegate to the Chief Financial Officer or other officer of the Company any or all authority and responsibility to act pursuant to the Plan. The determination of the Board on all matters within its authority relating to the Plan will be conclusive. The Board will not be liable for any action or determination made in good faith with respect to the Plan. The Company will indemnify, defend, and hold harmless the Board, the Chief Financial Officer and any other individual or entity to whom the Board has delegated its authority pursuant to this Section from all losses and expenses (including reasonable attorneys’ fees and related expenses) arising from the assertion or judicial determination of such liability.
4.Shares Subject to the Plan. The shares to be issued under this Plan are shares of the Company’s authorized but unissued Common Stock, par value $0.01 per share (the “Common Stock”). Subject to adjustment for share subdivision, consolidation, or other capital readjustment, the aggregate number of shares reserved and available for issuance under the Plan is Six Hundred Thousand (600,000) shares of Common Stock, an increase of Two Hundred Thousand (200,000) shares from the amount previously authorized and reserved by stockholders.
5.Stock Compensation. Each Eligible Director will receive a total stock retainer for each Plan year of service having a dollar value as determined from time to time by the Board that is payable in shares of the Common Stock (“Director Stock”). The Board is also permitted to set different stock retainers for eligible directors to address specific circumstances of service. A Plan year commences on the date of each Annual Meeting of Stockholders of the Company and ends on the date immediately preceding the next Annual Meeting of Stockholders. During each Plan year, the Company will pay the Director Stock in equal quarterly installments for Director Stock earned for that Plan year. Each quarterly installment constitutes payment in advance for that quarter’s Board service. If an Eligible Director serves for less than a full Plan year, the Company will pay that Eligible Director a pro-rated number of shares of Director Stock based on the number of days served. To determine the number of shares of Director Stock payable quarterly to an Eligible Director, the Company will divide (i) the quarterly sum (1/4) of the annual stock retainer (expressed as a dollar value) then in effect; by (ii) the Fair Market Value of the Common Stock on the business day immediately prior to the quarterly issuance date of the Director Stock. “Fair Market Value” means, with respect to a particular date, the closing price of Common Stock on the New York Stock Exchange. In lieu of any fractional shares, the Company will pay cash to the Eligible Directors.
6.Deferral of Director Stock. An Eligible Director may elect to defer the receipt of all or a portion of the Director Stock to which he or she is entitled by making an election as provided in this Section.
a.An Eligible Director may elect to defer (the “Deferral Election”) part or all of the shares of Director Stock to which he or she is entitled for a Plan year by submitting a deferral election form (the “Deferral Election Form”) to the Chief Financial Officer. The Deferral Election Form must indicate the percentage of shares of Director Stock to be deferred. The Eligible Director must submit the Deferral Election Form before the calendar year in which the applicable Plan year begins. For newly elected Eligible

Exhibit 10.23

Directors, the deadline for submitting a first Deferral Election is within thirty (30) days of election to the Board and such Deferral Election shall not apply to any shares of Director Stock attributable to services performed before such Deferral Election is submitted.
b.Subject to the last sentence of paragraph (a) above with respect to newly elected Eligible Directors, any Deferral Election will take effect only with respect to Director Stock that is earned during the Plan year that begins in the calendar year after the Deferral Election Form is received by the Chief Financial Officer, and may not be revoked or changed once such calendar year has begun. An Eligible Director’s Deferral Election must also comply with any procedures that the Company may establish. A Deferral Election will continue to apply for future Plan years until superseded by a new timely and properly submitted Deferral Election for any future Plan year.
c.If an Eligible Director does not make a Deferral Election with respect to any Director Stock, that Eligible Director will be issued such Director Stock as promptly as practicable.
7.Stock Unit Account. With respect to an Eligible Director who defers the receipt of any Director Stock, the Company will create and credit to an account (the “Deferred Stock Unit Account”) that number of units (the “Deferred Stock Units”) equal to the number of shares of Director Stock being deferred. The Company will credit such Deferred Stock Units to an Eligible Director’s Deferred Stock Unit Account as of the date on which that Eligible Director would otherwise have been entitled to payment of shares of Director Stock in accordance with Section 5.
8.No Voting Rights. Deferred Stock Unit holders do not have voting rights with respect Deferred Stock Units.
9.Dividends. If an Eligible Director’s Deferred Stock Unit Account contains Deferred Stock Units on a dividend record date for the Common Stock, that Eligible Director will be credited with dividend equivalents on those Deferred Stock Units as follows.: the Company will credit the Deferred Stock Unit Account on the dividend payment date related to the dividend record date with an additional number of Deferred Stock Units equal to (i) the cash dividend paid on one share of Common Stock, multiplied by (ii) the number of Deferred Stock Units in the Deferred Stock Unit Account on the dividend record date, divided by (iii) the Fair Market Value of a share of Common Stock on the dividend payment date.
10.Distributions. The Company will distribute all Deferred Stock Units credited to an Eligible Director’s Deferred Stock Unit Account on the first day of the calendar month following the date of the Eligible Director’s termination of service on the Board for any reason. All distributions from the Deferred Stock Unit Account will be made in a lump sum payment in the form of a certificate for the number of whole shares of Common Stock equal to the number of whole Deferred Stock Units to be distributed and cash in lieu of any fractional share (determined by using the Fair Market Value of a share of Common Stock on the date on which such distributions are distributed, but if such date is not a business day, then on the next preceding business day).
11.Designation of Beneficiary. On the Deferral Election Form, an Eligible Director may designate one or more beneficiaries to receive a distribution of the Eligible Director’s Deferred Stock Unit Account under the Plan upon the Eligible Director’s death. An Eligible Director may change his or her beneficiary designation at any time by submitting an updated Deferral Election Form to the Company. If there is no designated beneficiary or no designated beneficiary surviving at the Eligible Director’s death, the Eligible Director’s Deferred Stock Unit Account will be paid to the Eligible Director’s estate.
12.Compliance with Rule 16b-3 of the Securities Exchange Act. The Company intends for transactions under this Plan to comply with all applicable conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. To the extent any provision of the Plan or action by the Board fails to comply with Rule 16b-3, it will be deemed null and void to the extent permitted by law and deemed advisable by the Board.
13.Account Statements. The Company will provide each Eligible Director with a copy of the Plan and any amendments. Not less frequently than annually, each Eligible Director who makes a Deferral Election will receive a statement reflecting the amounts credited to the Eligible Director’s Deferred Stock Unit Account.
14.No Assignment or Alienation. The right of an Eligible Director, beneficiary or any other person to the payment of Director Stock or of amounts credited to a Deferred Stock Unit Account may not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.
15.Amendment and Termination of the Plan. The Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever.

Exhibit 10.23

16.Section 409A. The Plan is intended to comply with the applicable requirements of Internal Revenue Code Section 409A (together with its corresponding Treasury Regulations and related guidance, “Section 409A”) and will be interpreted accordingly. Notwithstanding anything in the Plan to the contrary, Eligible Directors may only defer shares of Director Stock under the Plan, and the Company may only make distributions under the Plan, including the settlement of Deferred Stock Units for shares of Common Stock, as permitted by Section 409A, and any such distribution that is to be made as a result of the Eligible Director’s termination of service on the Board will only be made if such termination of service constitutes a “separation from service” (as defined in Section 409A). If the Company cannot make any Plan payment at the time specified without incurring penalties under Section 409A, then the Company will make such payment at the earliest time when such penalties will not be imposed. If any provision of the Plan would cause a conflict with or fail to satisfy Section 409A’s requirements, such provision will be deemed null and void to the extent permitted by applicable law.
17.Delivery of Elections and Notices. Any notice or election required under this Plan must be given in writing and delivered by hand, by first class mail, by Federal Express or similar expedited overnight commercial carrier, or by telecopier and will be deemed delivered on the date of receipt or rejection of delivery by the recipient or, in the case of a telecopy, on the date of confirmed delivery. Elections and notices to the Company must be delivered to the following address: Sotheby’s, 1334 York Avenue New York, New York 10021, Attention: Chief Financial Officer. The Company will deliver notices to or with respect to an Eligible Director at the address of the Eligible Director, or the address(es) of the executors, personal representatives or distributees of a deceased Eligible Director, as applicable, listed in the Company’s records.
18.Execution. To record the adoption of the Plan by the Board and the stockholders, the Company has caused the execution of the Plan on the 7th day of May, 2015.
SOTHEBY’S

By: /s/ Patrick S. McClymont
Patrick S. McClymont
Executive Vice President and
Chief Financial Officer